Exhibit 10.02D
AMENDMENT TO
AMENDED AND RESTATED CHAIRMAN’S SERVICES AGREEMENT

This Amendment (“Amendment”) is effective as of January 1, 2022 by and between Choice Hotels International, Inc. ("Choice"), and Stewart Bainum, Jr. and amends that certain Amended and Restated Chairman’s Services Agreement dated September 10, 2008 between the parties (as previously amended, the “Agreement”).

NOW, THEREFORE, in consideration of the promises contained in this Amendment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Compensation. Section 3(a) of the Agreement is deleted and replaced with the following:

a.Base salary of $450,000 per annum payable as follows:

(i) $150,000 in cash consideration, paid in bi-weekly installments; and

(ii) $300,000 in restricted stock, in the form of a number of restricted shares that have a fair market value on the grant date (determined based on the New York Stock Exchange reported closing price of the stock on the date of the Company’s annual stock grant to employees) equal to $300,000, the vesting of which shall occur in three equal installments on the second day of the month following the first, second and third anniversary of the grant date.

2. Miscellaneous.

(a) All other provisions of the Agreement not modified by this Amendment remain in full force and effect.

(b) The Agreement and this Amendment contains the entire agreement of the parties, and supersedes all other agreements, discussions or understandings concerning the subject matter. The Agreement may be changed only by an agreement in writing signed by both parties.

Choice Hotels International, Inc. Chairman:

By:_/s/Patrick Cimerola___________ _/s/ Stewart Bainum, Jr.________________
Patrick Cimerola Stewart Bainum, Jr.
Chief Human Resources Officer